M3Sixty Funds Trust 485APOS

Exhibit (j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-lA of Cognios Market Neutral Large Cap Fund, a series of M3Sixty Funds Trust (the successor fund to the Cognios Market Neutral Large Cap Fund, a series of ALPS Series Trust), under the headings "Financial Highlights" in the Prospectus and "Portfolio Holdings Disclosure", "Independent Registered Public Accounting Firm" and "Financial Information" in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
January 31, 2018